Exhibit 3.1

BURLINGTON NORTHERN SANTA FE, LLC
CONSENT OF SOLE MEMBER

September 30, 2023

National Indemnity Company, a Nebraska corporation (“NICO” or the “Sole Member”), being the sole member of Burlington Northern Santa Fe, LLC, a Delaware limited liability company (the “Company”), pursuant to the provisions of Section 18-302(d) of the Delaware Limited Liability Company Act, hereby consents to the adoption of the following resolutions.

WHEREAS, for good and valuable consideration, the sufficiency of which is hereby acknowledged, effective as of September 30, 2023, NICO transferred 100% of its direct membership interests in the Company to Berkshire Hathaway Inc. (“Berkshire”) and Berkshire accepted the membership interests in the Company (the “Transfer”),

WHEREAS, to memorialize the Transfer, the Sole Member desires to make certain amendments to the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 12, 2010 and amended April 8, 2010 and January 1, 2021 (the “Operating Agreement”),

WHEREAS, in connection with the Transfer, the Sole Member desires to admit Berkshire as a member of the Company and resign as a member of the Company,

WHEREAS, in connection with the Transfer, Berkshire desires to be admitted as a member of the Company and become the sole member of the Company,

WHEREAS, Section 11 of the Operating Agreement provides that additional members may be admitted to the Company upon the approval of the Sole Member in its sole discretion,

WHEREAS, Section 13 of the Operating Agreement provides that the Operating Agreement may be modified or amended at any time by a writing signed by the Sole Member.

NOW THEREFORE BE IT:

RESOLVED, that effective as of September 30, 2023 (the “Effective Date”), (i) Berkshire shall be admitted as a member of the Company and (ii) NICO shall cease to be a member of the Company,

FURTHER RESOLVED, that, after giving effect to the Transfer, on and after the Effective Date, Berkshire shall be the sole member of the Company,

FURTHER RESOLVED, that, after giving effect to the Transfer, on and after the Effective Date, in the Operating Agreement, all instances of “Sole Member” shall be in reference to Berkshire, and

FURTHER RESOLVED, that each of the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, or any other Executive Vice President or Vice President of the Company be, and hereby is, acting alone or with other officers of the Company, authorized, empowered and directed, in the name and on behalf of the Company, to take such action desirable or appropriate to carry out the intent of the foregoing resolutions.

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IN WITNESS WHEREOF, National Indemnity Company, being the sole member of the Company, has executed this consent to be effective as of the date first set forth above.

NATIONAL INDEMNITY COMPANY

/s/ Marc D. Hamburg
Marc D. Hamburg
Chairman

ACKNOWLEDGEMENT AND AGREEMENT

Berkshire Hathaway Inc. hereby acknowledges its acceptance of the membership interests in the Company from National Indemnity Company and agrees to the corresponding rights and obligations attendant thereto by its duly authorized officer as of the Effective Date.

BERKSHIRE HATHAWAY INC.

/s/ Marc D. Hamburg
Marc D. Hamburg Senior Vice President and Chief Financial Officer